INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

To the Board of Directors and Stockholders of

Datatec Systems, Inc. and Subsidiaries

Fairfield, New Jersey

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-105654 of Datatec Systems, Inc. and subsidiaries of our report dated July 22, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the retroactive application of a change in accounting principle) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading ""Experts"" in such Prospectus.

Our audits of the consolidated financial statements referred to in our aforementioned report also included the consolidated financial statement schedule of Datatec Systems, Inc. and subsidiaries, listed in Item 16 (b)(1). This consolidated financial statement schedule is the responsibility of the Datatec Systems, Inc. management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/Deloitte & Touche

New York, New York

July 232, 2003